EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated February 29, 2024, with respect to the consolidated financial statements and internal control over financial reporting included in the Annual Report of U.S. Physical Therapy, Inc. on Form 10-K for the year ended December 31, 2023. We consent to the incorporation by reference of said reports in the Registration Statements of U.S. Physical Therapy, Inc. on Form S-3 (File No. 333-272147) and Forms S-8 (File No. 333-30071, 333-64159, 333-67678, 333-67680, 333-82932, 333-103057, 333-113592, 333-116230, 333-153051, 333-185381, 333-200832, 333-230368, and 333-267090).

/s/ GRANT THORNTON LLP

Houston, Texas
February 29, 2024